As filed with the Securities and Exchange Commission on November 24, 2023

Registration No. 333-194578
Registration No. 333-194581
Registration No. 333-254168
Registration No. 333-273218

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194578
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194581
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254168
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-273218

UNDER
THE SECURITIES ACT OF 1933

Liberty Global Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	98-1750381 (IRS Employer Identification No.)

Clarendon House, 2 Church Street Hamilton, Bermuda (Address of principal executive offices)	HM 11 (Zip Code)

Liberty Global 2014 Nonemployee Director Incentive Plan (Effective March 1, 2014)
Liberty Global 2014 Incentive Plan (Amended and Restated effective June 11, 2019)
Liberty Global 2023 Incentive Plan
(Full title of the plans)

Bryan H. Hall, Esq.
Executive Vice President, General Counsel and Secretary
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(303) 220-6600 or (441) 295-1422
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-5356
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer  ☑ Accelerated Filer ☐  Non-Accelerated Filer ☐
Smaller Reporting Company ☐ Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

These post-effective amendments (the “Post-Effective Amendments”) are being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Liberty Global Ltd., a Bermuda exempted company limited by shares (“New Liberty” or the “registrant”), as the successor issuer to Liberty Global plc, a public limited company incorporated in England and Wales (“Old Liberty”). Such succession occurred following the effectiveness, on November 23, 2023 (the “Effective Time”), of a United Kingdom court-approved scheme of arrangement (the “Scheme”). Pursuant to the Scheme, each Class A ordinary share, nominal value $0.01 per share (the “Old Liberty Class A Shares”), Class B ordinary share, nominal value $0.01 per share (the “Old Liberty Class B Shares”), and Class C ordinary share, nominal value $0.01 per share (the “Old Liberty Class C Shares”, and together with the Old Liberty Class A Shares and the Old Liberty Class B Shares, the “Old Liberty Shares”), in each case, of Old Liberty was exchanged for one share of the equivalent class of Class A common shares, par value $0.01 per share (the “New Liberty Class A Shares”), Class B common shares, par value $0.01 per share (the “New Liberty Class B Shares”), Class C common shares, par value $0.01 per share (the “New Liberty Class C Shares”, and together with the New Liberty Class A Shares and the New Liberty Class B Shares, the “New Liberty Shares”), in each case, of New Liberty, which resulted in New Liberty becoming the holding company of Old Liberty, its subsidiaries, affiliates and joint ventures. The Old Liberty Shares were registered under the following registration statements on Form S-8 (together, the “Registration Statements”), but remain unissued or unsold under the Registration Statements, respectively:

1.Registration Statement No. 333-194578, registering 20,000,000 Old Liberty Class A Shares, 5,000,000 Old Liberty Class B Shares and 20,000,000 Old Liberty Class C Shares issuable under Old Liberty’s 2014 Incentive Plan (Effective March 1, 2014), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2014.
2.Registration Statement No. 333-194581, registering 1,000,000 Old Liberty Class A Shares, 500,000 Old Liberty Class B Shares and 1,000,000 Old Liberty Class C Shares issuable under Old Liberty’s 2014 Nonemployee Director Incentive Plan (Effective March 1, 2014) (the “Director Plan”), which was filed with the SEC on March 14, 2014.
3.Registration Statement No. 333-254168, registering 16,000,000 Old Liberty Class A Shares, 2,000,000 Old Liberty Class B Shares and 32,000,000 Old Liberty Class C Shares issuable under Old Liberty’s 2014 Incentive Plan (Amended and Restated effective June 11, 2019) (as may be amended and restated from time to time, the “2014 Incentive Plan”), which was filed with the SEC on March 11, 2021.
4.Registration Statement No. 333-273218, registering 20,142,171 Old Liberty Class A Shares, 3,000,000 Old Liberty Class B Shares and 20,142,171 Old Liberty Class C Shares issuable under Old Liberty’s 2023 Incentive Plan (the “2023 Incentive Plan”), which was filed with the SEC on July 12, 2023.

In connection with the Scheme, New Liberty assumed Old Liberty’s obligations under each of the 2014 Incentive Plan, the Director Plan and the 2023 Incentive Plan (collectively, the “Plans”). As a result, New Liberty Shares shall be issuable under the Plans in lieu of Old Liberty Shares.

New Liberty expressly adopts the Registration Statements as its own registration statements for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the Registration Statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by these Post-Effective Amendments pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by these Post-Effective Amendments pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the

“Commission”). The following documents, which have been filed with the Commission, are incorporated in these Post-Effective Amendments by reference:

(a)Old Liberty’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 22, 2023, and any amendment thereto.

(b)Old Liberty’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the Commission on October 31, 2023, and any amendment thereto.

(c)Old Liberty’s Current Reports on Form 8-K filed with the Commission since December 31, 2022 (other than portions of those documents furnished or otherwise not deemed to be filed).

(d)The registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 24, 2023.

(e)The description of the securities included under “Description of the New Liberty Shares” in Part V—Additional Information of the definitive proxy statement of Old Liberty, filed with the Commission on June 9, 2023.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to these Post-Effective Amendments which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in these Post-Effective Amendments and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of these Post-Effective Amendments to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Post-Effective Amendments.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The following is only a general summary of certain aspects of Bermuda law and the registrant’s bye-laws (the “Bye-Laws”) that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) and of the Bye-Laws.

The Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Provisions in the Bye-Laws provide that New Liberty shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Bye-Laws provide that the shareholders waive any claim or right of action that they have, both individually and on New Liberty’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits New Liberty to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not New Liberty may otherwise indemnify such officer or director.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Bye-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

New Liberty expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to New Liberty with respect to indemnification payments that it may make to such directors and officers.

New Liberty intends to enter into indemnification agreements with its directors and executive officers. These agreements will require New Liberty to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to New Liberty, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, New Liberty has been advised that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1
Amended and Restated Bye-Laws of the registrant adopted by Special Resolution of Old Liberty shareholders on July 13, 2023 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K 12B (File No. 001-35961), filed with the SEC on November 24, 2023)

5.1*	Opinion of Conyers Dill & Pearman Limited

23.1*	Consent of KPMG LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of KPMG Accountants N.V.

23.4*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

24.1*	Powers of attorney (included on the signature pages of these Post-Effective Amendments)

99.1	Director Plan (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K 12B (File No. 001-35961), filed with the SEC on November 24, 2023)

99.2	2014 Incentive Plan (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K 12B (File No. 001-35961), filed with the SEC on November 24, 2023)

99.3	2023 Incentive Plan (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K 12B (File No. 001-35961), filed with the SEC on November 24, 2023)

*Filed herewith.
Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to these Registration Statements:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statements; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statements.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 24th day of November 2023.

LIBERTY GLOBAL LTD.

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Bryan H. Hall, Jennifer Hodges and Cory Smith as his or her true and lawful attorney-in-fact and agent, upon the action of either such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Liberty Global Ltd. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of these Post-Effective Amendments under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such Post-Effective Amendments, and any amendments to such Registration Statements (including post-effective amendments), and to file or cause to be filed the same with all exhibits thereto and other documents in connection therewith with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file or cause to be filed the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed on the 24th day of November, 2023 by the following persons in the following capacities.

Signature	Title	Date

/s/ John C. Malone	Chairman of the Board	November 24, 2023
John C. Malone

/s/ Michael T. Fries	President, Chief Executive Officer and Director	November 24, 2023
Michael T. Fries

/s/ Andrew J. Cole	Director	November 24, 2023
Andrew J. Cole

/s/ Miranda Curtis	Director	November 24, 2023
Miranda Curtis CMG

/s/ Marisa D. Drew	Director	November 24, 2023
Marisa D. Drew

/s/ Paul A. Gould	Director	November 24, 2023
Paul A. Gould

/s/ Richard R. Green	Director	November 24, 2023
Richard R. Green

/s/ Larry E. Romrell	Director	November 24, 2023
Larry E. Romrell

/s/ Daniel E. Sanchez	Director	November 24, 2023
Daniel E. Sanchez

/s/ J. David Wargo	Director	November 24, 2023
J. David Wargo

/s/ Anthony G. Werner	Director	November 24, 2023
Anthony G. Werner

/s/ Charles H.R. Bracken	Executive Vice President and Chief Financial Officer	November 24, 2023
Charles H.R. Bracken

/s/ Jason R. Waldron	Senior Vice President and Chief Accounting Officer	November 24, 2023
Jason R. Waldron